Exhibit 99.1

FOR IMMEDIATE RELEASE April 27, 2023	Misty Albrecht b1BANK 225.286.7879 Misty.Albrecht@b1BANK.com

BUSINESS FIRST BANCSHARES, INC., ANNOUNCES FINANCIAL RESULTS FOR Q1 2023

Baton Rouge, La. (April 27, 2023) – Business First Bancshares, Inc. (Nasdaq: BFST) (Business First), parent company of b1BANK, today announced its unaudited results for the quarter ended March 31, 2023, including net income available to common shareholders of $13.7 million, or $0.54 per diluted common share, decreases of $2.9 million and $0.13, respectively, from the linked quarter, and increases of $5.0 million and $0.13, respectively, from the quarter ended March 31, 2022. On a non-GAAP basis, core net income for the quarter ended March 31, 2023, which excludes certain income and expenses, was $13.8 million, or $0.55 per diluted common share, decreases of $2.6 million and $0.11, respectively, from the linked quarter, and increases of $3.5 million and $0.06, respectively, from the quarter ended March 31, 2022.

“With over 100,000 clients spread out over diverse MSAs, a successful record of growing organically and through acquisition, and a history of taking care of clients through multiple years of crises, we have laid the foundation of a franchise built to last,” said b1BANK President & CEO Jude Melville. “Our first quarter results both demonstrate our resilience as a company and illustrate opportunities to continue improving efficiency, profitability and capital allocation over the coming years. We are here for our partners as we together navigate the current uncertainty and are positioned to help them thrive once the economy heals.”

On April 27, 2023, Business First’s board of directors declared a quarterly preferred dividend in the amount of $18.75 per share, which is the full quarterly dividend of 1.875% based on the per annum rate of 7.50%. Additionally, the board of directors declared a quarterly common dividend based upon financial performance for the first quarter in the amount of $0.12 per share, same as the prior quarter. The preferred and common dividends will be paid on May 31, 2023, or as soon thereafter as practicable, to the shareholders of record as of May 15, 2023.

Quarterly Highlights

●

Return on Assets and Equity. Return to common shareholders on average assets and common equity, each on an annualized basis, were 0.91% and 10.73%, respectively, for the quarter ended March 31, 2023, compared to 1.12% and 13.56%, respectively, for the linked quarter, and 0.72% and 7.94% for the quarter ended March 31, 2022. Non-GAAP core return on average assets and common equity, each on an annualized basis, were 0.91% and 10.81%, respectively, for the quarter ended March 31, 2023, compared to 1.10% and 13.37%, respectively, for the linked quarter, and 0.85% and 9.33% for the quarter ended March 31, 2022.

●

Shareholder Value. Total shareholders’ equity increased $17.2 million from the linked quarter due to $6.2 million improvement in accumulated other comprehensive income (AOCI) and $13.7 million in net income available to common shareholders, offset by $3.0 million in common dividends. Book value per share increased $0.52, or 2.53%, and non-GAAP tangible book value per share increased $0.56, or 3.51% from the linked quarter. AOCI has improved $16.7 million from its low of $(84.7) million at September 30, 2022, to $(68.0) million as of March 31, 2023.

●

Deposits. Branch deposits remained stable, increasing $2.4 million from the linked quarter, with new account openings continuing to outpace 2022 trends. Other corporate deposits (comprised of financial institution group (FIG), brokered, and listed certificates of deposits) decreased $16.6 million from the linked quarter. Overall, total deposits decreased $14.2 million or 0.29%, 1.19% annualized, for the quarter ended March 31, 2023, due to a $29.0 million decrease in the financial institutions group (FIG) deposit base. As of March 31, 2023, Business First held approximately 103,020 deposit accounts with an average balance of approximately $46,650, of which $1.5 billion or 30.65% were uninsured by the FDIC. Excluding public funds, which are secured by securities or Federal Home Loan Bank (FHLB) letters of credit, the unsecured deposit total is approximately $1.0 billion, or 21.33% of total deposits.

●

Access to Liquidity. As of March 31, 2023, Business First had approximately $1.8 billion of primary and secondary liquidity. On April 11, 2023, Business First opened lines of credit through the Federal Reserve Discount Window totaling $949.5 million, increasing current liquidity to approximately $2.7 billion.

●

Credit Quality. Credit performance remains strong from linked quarter and year-over-year comparisons. The ratios of nonperforming loans compared to loans held for investment and nonperforming assets compared to total assets were 0.29% and 0.23%, respectively, at March 31, 2022, 0.25% and 0.21%, respectively, at December 31, 2022, and 0.36% and 0.29% at March 31, 2023. The increases for the quarter ended March 31, 2023, were attributable to accounting guidance no longer applicable which previously excluded certain acquired impaired loans from nonperforming ratios.

●

ASU 2016-13 Adoption (i.e., Current Expected Credit Loss). On January 1st, 2023, Business First adopted the Current Expected Credit Loss (CECL) model. The adoption of CECL increased the allowance for loan losses and reserve for unfunded commitments, collectively called the allowance for credit losses, by $2.7 million and $3.2 million, respectively. The increases were offset by a $4.8 million reclassification of loan discount to allowance for loan losses for previously acquired impaired loans, resulting in a net $1.1 million pre-tax decrease to shareholder’s equity on the date of adoption.

Statement of Financial Condition

Loans

Loans held for investment increased $196.9 million or 4.27%, 17.33% annualized, from the linked quarter. Loan growth from the linked quarter was attributed to originations in the commercial, $85.5 million, real estate construction, $65.6 million, and real estate commercial, $35.1 million, portfolios. Approximately $60.7 million of the $65.6 million growth, 92.56%, in the real estate construction portfolio was attributable to fundings associated with commitments made in 2022. These three loan portfolios accounted for 94.53% of the loan growth for the quarter ended March 31, 2023.

The Dallas Fort Worth region produced 53.52% of total loan growth from the linked quarter based on unpaid principal balance, while Business First also continued to originate growth from several other key strategic markets, 14.62% from the Greater New Orleans region and 13.82% from the Houston region. Based on unpaid principal balances, Texas-based loans represent approximately 37% of the overall loan portfolio as of March 31, 2023.

Credit Quality

The ratios of nonperforming loans compared to loans held for investment and nonperforming assets compared to total assets increased from 0.25% and 0.21%, respectively, at December 31, 2022, to 0.36% and 0.29% at March 31, 2023. The increases were attributable to accounting guidance no longer applicable, which previously excluded certain acquired impaired loans from nonperforming ratios.

During the quarter ended March 31, 2023, Business First resolved a lending relationship which resulted in a $1.9 million charge-off attributable to previously acquired impaired loans. Prior to the adoption of CECL on January 1, 2023, the $1.9 million individual allowance for loan loss reserve was within the loans’ amortized cost basis, as a loan discount. Business First’s resolution of the loans resulted in a net gain of $190,000 compared to the amortized cost basis as of the quarter ended December 31, 2022. Excluding the $1.9 million charge-off on the acquired impaired loan relationship, charge-offs on non-acquired loans were low and consistent with historical percentages.

Securities

The securities portfolio increased $13.2 million or 1.48%, from the linked quarter. The increase was the net impact of positive fair value adjustments, $7.9 million, and the remainder of the increase was attributable to net security purchases during the quarter.

Deposits

Deposits decreased $14.2 million or 0.29%, 1.19% annualized, for the quarter ended March 31, 2023; however, branch deposits remained stable, increasing $2.4 million from the linked quarter, with new account openings continuing to outpace 2022 trends. Other corporate deposits decreased $16.6 million from the linked quarter, with the FIG deposit base decreasing $29.0 million.

Noninterest-bearing deposits decreased $73.6 million or 4.75%, and interest-bearing deposits increased $59.4 million or 1.82%, compared to the linked quarter. The net growth in interest-bearing deposits was attributable to growth in the certificate of deposit (CD) portfolio of $181.3 million compared to a decrease in transactional accounts of $121.9 million, of which $37.5 million of the decrease was attributable to the FIG deposit base. A significant portion of the transactional deposit decrease was attributable to existing client relationships transitioning funds to the CD portfolio.

As of March 31, 2023, Business First held approximately 103,020 deposit accounts with an average balance of approximately $46,650, of which $1.5 billion or 30.65% were uninsured by the FDIC. Excluding public funds, which are secured by securities or Federal Home Loan Bank (FHLB) letters of credit, the unsecured deposit total is approximately $1.0 billion, or 21.33% of total deposits.

Borrowings

Borrowings increased $291.9 million or 52.11%, from the linked quarter, largely to fund loan growth. During March 2023, Business First utilized the Bank Term Funding Program (BTFP) offered by the Federal Reserve to pay off some of the outstanding short-term seven-day rolling FHLB borrowings which were priced at approximately 5.00%. On March 24, 2023, Business First executed a $310 million fixed one-year loan at 4.38% through the BTFP. The Bank chose to utilize this source of funding due to its lower yield and the ability to prepay the loan without penalty compared to FHLB borrowings. On April 11, 2023, Business First opened two new lines of credit for additional contingent liquidity, totaling $949.5 million, through the Federal Reserve discount window. As of April 27, 2023, Business First has not yet drawn on either of the lines of credit.

Shareholders’ Equity

AOCI improved $6.2 million due to favorable after-tax fair value changes in the securities portfolio, improving $16.7 million from the low of $(84.7) million at September 30, 2022. Book value per common share was $20.77 at March 31, 2023, compared to $20.25 at December 31, 2022, increasing $0.52 or 2.53% from the linked quarter. On a non-GAAP basis, tangible book value per common share was $16.73 at March 31, 2023, compared to $16.17 at December 31, 2022, increasing $0.56 or 3.51% from the linked quarter.

Results of Operations

Net Interest Income

For the quarter ended March 31, 2023, net interest income totaled $52.7 million, compared to $56.1 million from the linked quarter, and was supported by strong loan and interest-earning asset yields of 6.34% and 5.65%, respectively, compared to 6.09% and 5.39%, respectively, from the linked quarter. Net interest margin and net interest spread were 3.75% and 2.96%, respectively, compared to 4.06% and 3.43%, respectively, for the linked quarter. Interest income for the quarter ended December 31, 2022, included $1.3 million of additional loan discount accretion due to a large, acquired loan payoff and accelerated accretion from the purchased impaired portfolio. Overall costs of funds, which include noninterest-bearing deposits, increased from 1.38% to 1.97% or 59 basis points, from the linked quarter.

Non-GAAP net interest income totaled $49.8 million for the quarter ended March 31, 2023, compared to $51.8 million from the linked quarter. Non-GAAP net interest margin and net interest spread (excluding loan discount accretion of $2.9 million) were 3.54% and 2.75%, respectively, for the quarter ended March 31, 2023, compared to 3.75% and 3.13% (excluding loan discount accretion of $4.2 million) for the linked quarter. Excluding loan discount accretion, loan yields increased 37 basis points from 5.72% to 6.09% and interest earning asset yields increased 35 basis points from 5.09% to 5.44%, compared to the linked quarter. The compression of net interest margin and net interest spread was largely attributed to the continued increases in funding costs during the quarter ended March 31, 2023.

Provision for Credit Losses

During the quarter ended March 31, 2023, Business First recorded a provision for credit losses of $3.2 million, compared to $3.1 million for the linked quarter. The provision for credit losses for the quarter ended March 31, 2023, was impacted by the resolution of an acquired impaired lending relationship in March 2023, which resulted in a charge-off of $1.9 million. Prior to implementation of CECL, the credit reserve was embedded within the loan discount. The charge-off was offset by reserves on new loan originations during the quarter and application of qualitative factors within the CECL model.

Other Income

For the quarter ended March 31, 2023, other income increased $110,000, or 1.33%, compared to the linked quarter. The net increase was largely attributable to a $552,000 increase in gain on sales of loans during the quarter from SBA loans and loan participations, offset by $435,000 less income from equity investments. Year-over-year, other income increased $2.5 million or 42.27%, partially attributable to the successful integration of Texas Citizens on March 1, 2023. On a non-GAAP basis, other income increased $1.7 million or 26.23%, after removing the $717,000 loss on disposal of former premises and equipment and $31,000 loss on sales of securities which occurred during the quarter ended March 31, 2022.

Other Expenses

For the quarter ended March 31, 2023, other expenses increased by $333,000, or 0.87%, compared to the linked quarter. The net increase was largely attributable to a $971,000 increase in salaries and expenses (salary increases and payroll taxes) and $322,000 increase in estimated FDIC premiums (rate increases will become effective for the quarter ended March 31, 2023). These were offset by reductions in data processing of $716,000, largely due to approximately $453,000 credit adjustments from prior period overbillings, and advertising and promotions of $423,000.

Return on Assets and Common Equity

Return to common shareholders on average assets and common equity, each on an annualized basis, were 0.91% and 10.73%, respectively, for the quarter ended March 31, 2023, compared to 1.12% and 13.56%, respectively, for the linked quarter. Non-GAAP return to common shareholders on average assets and common equity, each on an annualized basis, were 0.91% and 10.81%, respectively, for the quarter ended December 31, 2022, compared to 1.10% and 13.37%, respectively, for the linked quarter.

Conference Call and Webcast

Executive management will host a conference call and webcast to discuss results on Thursday, April 27, at 4:30 p.m. CDT. Interested parties may attend the call by dialing toll-free 1-800-715-9871 (North America only), conference ID 8276536, or asking for the Business First Bancshares conference call. The live webcast can be found at https://edge.media-server.com/mmc/p/x6vwyp8q. The corresponding slide presentation can be accessed the day of the presentation on b1BANK’s website at https://www.b1bank.com/shareholder-info.

About Business First Bancshares, Inc.

Business First Bancshares, Inc., (Nasdaq: BFST) through its banking subsidiary b1BANK, has $6.3 billion in assets, $6.5 billion in assets under management through b1BANK’s affiliate Smith Shellnut Wilson, LLC (SSW) (excludes $0.9 billion of b1BANK assets managed by SSW) and operates Banking Centers and Loan Production Offices in markets across Louisiana and the Dallas and Houston, Texas areas, providing commercial and personal banking products and services. Commercial banking services include commercial loans and letters of credit, working capital lines and equipment financing, and treasury management services. b1BANK was awarded #1 Best-In-State Bank, Louisiana, by Forbes and Statista, and is a multiyear winner of American Banker’s “Best Banks to Work For.” Visit b1BANK.com for more information.

Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures (e.g., referenced as “core” or “tangible”) intended to supplement, not substitute for, comparable GAAP measures. “Core” measures typically adjust income available to common shareholders for certain significant activities or transactions that, in management’s opinion, can distort period-to-period comparisons of Business First’s performance. Transactions that are typically excluded from non-GAAP “core” measures include realized and unrealized gains/losses on former bank premises and equipment, investment sales, acquisition-related expenses (including, but not limited to, legal costs, system conversion costs, severance and retention payments, etc.). “Tangible” measures adjust common equity by subtracting goodwill, core deposit intangibles, and customer intangibles, net of accumulated amortization. Management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of Business First’s core business. These non-GAAP disclosures are not necessarily comparable to non-GAAP measures that may be presented by other companies. Reconciliations of non-GAAP financial measures to GAAP financial measures are provided at the end of the tables below.

Special Note Regarding Forward-Looking Statements

Certain statements contained in this release may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by their reference to a future period or periods or by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “may,” “might,” “will,” “would,” “could,” or “intend.” We caution you not to place undue reliance on the forward-looking statements contained in this news release, in that actual results could differ materially from those indicated in such forward-looking statements as a result of a variety of factors, including those factors specified in our Annual Report on Form 10-K and other public filings. We undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date of this news release.

Additional Information

For additional information about Business First, you may obtain Business First’s reports that are filed with the Securities and Exchange Commission (SEC) free of charge by using the SEC’s EDGAR service on the SEC’s website at www.SEC.gov or by contacting the SEC for further information at 1-800-SEC-0330. Alternatively, these documents can be obtained free of charge from Business First by directing a request to: Business First Bancshares, Inc., 500 Laurel Street, Suite 101, Baton Rouge, Louisiana 70801, Attention: Corporate Secretary.

No Offer or Solicitation

This release does not constitute or form part of any offer to sell, or a solicitation of an offer to purchase, any securities of Business First. There will be no sale of securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Business First Bancshares, Inc.
Selected Financial Information
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2023	2022	2022

Balance Sheet Ratios

Loans (HFI) to Deposits	99.94%	95.56%	80.48%
Shareholders' Equity to Assets Ratio	9.50%	9.69%	8.52%

Loans Receivable Held for Investment (HFI)

Commercial	$1,239,333	$1,153,873	$891,063
Real Estate:
Commercial	2,055,500	2,020,406	1,630,316
Construction	787,634	722,074	581,661
Residential	659,967	656,378	594,840
Total Real Estate	3,503,101	3,398,858	2,806,817
Consumer and Other	60,626	53,445	50,618
Total Loans (Held for Investment)	$4,803,060	$4,606,176	$3,748,498

Allowance for Loan Losses

Balance, Beginning of Period	$38,178	$35,201	$29,112
CECL Adoption/Implementation	2,660	$-	$-
Charge-offs – Quarterly	(2,278)	(387)	(1,668)
Recoveries – Quarterly	103	313	184
Provision for Loan Losses – Quarterly	3,167	3,051	1,617
Balance, End of Period	$41,830	$38,178	$29,245

Allowance for Loan Losses to Total Loans (HFI)	0.87%	0.83%	0.78%
Allowance for Credit Losses to Total Loans (HFI) (2)	0.95%	0.84%	0.80%
Net Charge-offs (Recoveries) to Average Quarterly Total Loans	0.05%	0.00%	0.04%

Remaining Loan Purchase Discount	$19,234	$27,000	$40,623

Nonperforming Assets

Nonperforming Loans:
Nonaccrual Loans (1)	$16,952	$11,054	$10,784
Loans Past Due 90 Days or More (1)	127	335	26
Total Nonperforming Loans	17,079	11,389	10,810
Other Nonperforming Assets:
Other Real Estate Owned	1,365	1,372	1,369
Other Nonperforming Assets	57	62	84
Total Other Nonperforming Assets	1,422	1,434	1,453
Total Nonperforming Assets	$18,501	$12,823	$12,263

Nonperforming Loans to Total Loans (HFI)	0.36%	0.25%	0.29%
Nonperforming Assets to Total Assets	0.29%	0.21%	0.23%

(1) Past due and nonaccrual loan amounts exclude acquired impaired loans, even if contractually past due or if the Company does not expect to receive payment in full, as the Company was currently accreting interest income  over the expected life of the loans for periods ended December 31, 2022, and March 31, 2022, in accordance with ASC 310-30.

(2) Allowance for Credit Losses includes the Allowance for Loan Loss and Reserve for Unfunded Commitments

Business First Bancshares, Inc.
Selected Financial Information
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands, except per share data)	2023	2022	2022

Per Share Data

Basic Earnings per Common Share	$0.55	$0.68	$0.42
Diluted Earnings per Common Share	0.54	0.67	0.41
Dividends per Common Share	0.12	0.12	0.12
Book Value per Common Share	20.77	20.25	20.25

Average Common Shares Outstanding	24,979,955	24,542,120	21,019,716
Average Diluted Common Shares Outstanding	25,222,308	24,757,143	21,162,482
End of Period Common Shares Outstanding	25,319,520	25,110,313	22,564,607

Annualized Performance Ratios

Return to Common Shareholders on Average Assets (1)	0.91%	1.12%	0.72%
Return to Common Shareholders on Average Common Equity (1)	10.73%	13.56%	7.94%
Net Interest Margin (1)	3.75%	4.06%	3.56%
Net Interest Spread (1)	2.96%	3.43%	3.40%
Efficiency Ratio (2)	63.27%	59.60%	72.67%

Total Quarterly Average Assets	$6,123,063	$5,899,972	$4,920,105
Total Quarterly Average Common Equity	516,659	486,338	446,003

Other Expenses

Salaries and Employee Benefits	$23,176	$22,205	$19,703
Occupancy and Bank Premises	2,297	2,285	2,052
Depreciation and Amortization	1,710	1,700	1,569
Data Processing	1,485	2,201	2,116
FDIC Assessment Fees	933	611	743
Legal and Other Professional Fees	613	462	543
Advertising and Promotions	1,148	1,571	531
Utilities and Communications	721	759	779
Ad Valorem Shares Tax	965	962	813
Directors' Fees	269	270	202
Other Real Estate Owned Expenses and Write-Downs	130	11	14
Merger and Conversion-Related Expenses	103	138	811
Other	5,129	5,171	3,844
Total Other Expenses	$38,679	$38,346	$33,720

Other Income

Service Charges on Deposit Accounts	$2,281	$2,265	$1,805
(Loss) on Sales of Securities	(1)	(2)	(31)
Debit Card and ATM Fee Income	1,570	1,582	1,501
Bank-Owned Life Insurance Income	524	526	369
Gain on Sales of Loans	611	59	65
Mortgage Origination Income	74	105	209
Fees and Brokerage Commission	1,813	1,760	1,835
Gain on Sales of Other Real Estate Owned	209	3	8
(Loss) on Disposal of Other Assets	(5)	(1)	(717)
Pass-Through Income from Other Investments	173	608	115
Other	1,139	1,373	737
Total Other Income	$8,388	$8,278	$5,896

(1) Average outstanding balances are determined utilizing monthly averages and average yield/rate is calculated utilizing an Actual/365 day count convention.
(2) Noninterest expense (excluding provision for loan losses) divided by noninterest income plus net interest income less gain/loss on sales of securities.

Business First Bancshares, Inc.
Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,	March 31,
(Dollars in thousands)	2023	2022	2022

Assets

Cash and Due From Banks	$159,767	$152,740	$282,074
Federal Funds Sold	104,250	15,606	67,822
Securities Available for Sale, at Fair Values	903,945	890,751	961,358
Loans Held for Sale	-	-	13,559
Mortgage Loans Held for Sale	423	304	1,354
Loans and Lease Receivable	4,803,060	4,606,176	3,748,498
Allowance for Loan Losses	(41,830)	(38,178)	(29,245)
Net Loans and Lease Receivable	4,761,230	4,567,998	3,719,253
Premises and Equipment, Net	64,065	63,177	63,003
Accrued Interest Receivable	25,446	25,666	20,146
Other Equity Securities	36,739	37,467	23,034
Other Real Estate Owned	1,365	1,372	1,369
Cash Value of Life Insurance	94,755	91,958	72,896
Deferred Taxes, Net	28,680	31,194	23,040
Goodwill	88,543	88,543	89,911
Core Deposit and Customer Intangibles	13,517	14,042	15,617
Other Assets	7,256	9,642	7,799

Total Assets	$6,289,981	$5,990,460	$5,362,235

Liabilities

Deposits
Noninterest-Bearing	$1,475,782	$1,549,381	$1,544,197
Interest-Bearing	3,330,396	3,270,964	3,113,541
Total Deposits	4,806,178	4,820,345	4,657,738

Securities Sold Under Agreements to Repurchase	16,669	20,208	23,345
Fed Funds Purchased	14,622	14,057	-
Short-Term Borrowings	9	9	20
Bank Term Funding Program	310,000	-	-
Federal Home Loan Bank Borrowings	395,134	410,100	79,957
Subordinated Debt	110,596	110,749	111,209
Subordinated Debt - Trust Preferred Securities	5,000	5,000	5,000
Accrued Interest Payable	3,513	2,092	895
Other Liabilities	30,570	27,419	27,234

Total Liabilities	5,692,291	5,409,979	4,905,398

Shareholders' Equity

Preferred Stock	71,930	71,930	-
Common Stock	25,320	25,110	22,565
Additional Paid-In Capital	394,677	393,690	345,858
Retained Earnings	173,761	163,955	128,168
Accumulated Other Comprehensive Income (Loss)	(67,998)	(74,204)	(39,754)

Total Shareholders' Equity	597,690	580,481	456,837

Total Liabilities and Shareholders' Equity	$6,289,981	$5,990,460	$5,362,235

Business First Bancshares, Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2023	2022	2022

Interest Income:
Interest and Fees on Loans	$73,768	$69,364	$40,183
Interest and Dividends on Securities	4,782	4,316	3,844
Interest on Federal Funds Sold and Due From Banks	942	825	95
Total Interest Income	79,492	74,505	44,122

Interest Expense:
Interest on Deposits	18,928	13,307	2,263
Interest on Borrowings	7,815	5,138	1,384
Total Interest Expense	26,743	18,445	3,647

Net Interest Income	52,749	56,060	40,475

Provision for Credit Losses:	3,222	3,051	1,617

Net Interest Income After Provision for Loan Losses	49,527	53,009	38,858

Other Income:
Service Charges on Deposit Accounts	2,281	2,265	1,805
(Loss) on Sales of Securities	(1)	(2)	(31)
Gain on Sales of Loans	611	59	65
Other Income	5,497	5,956	4,057
Total Other Income	8,388	8,278	5,896

Other Expenses:
Salaries and Employee Benefits	23,176	22,205	19,703
Occupancy and Equipment Expense	5,001	4,918	4,413
Merger and Conversion-Related Expense	103	138	811
Other Expenses	10,399	11,085	8,793
Total Other Expenses	38,679	38,346	33,720

Income Before Income Taxes:	19,236	22,941	11,034

Provision for Income Taxes:	4,211	4,974	2,303

Net Income:	15,025	17,967	8,731

Preferred Stock Dividends:	(1,350)	(1,350)	-

Net Income Available to Common Shareholders	$13,675	$16,617	$8,731

Business First Bancshares, Inc.
Consolidated Net Interest Margin
(Unaudited)

	Three Months Ended
	March 31, 2023			December 31, 2022			March 31, 2022
	Average			Average			Average
	Outstanding	Interest Earned /	Average	Outstanding	Interest Earned /	Average	Outstanding	Interest Earned /	Average
(Dollars in thousands)	Balance	Interest Paid	Yield / Rate	Balance	Interest Paid	Yield / Rate	Balance	Interest Paid	Yield / Rate

Assets

Interest-Earning Assets:
Total Loans	$4,719,906	$73,768	6.34%	$4,519,643	$69,364	6.09%	$3,386,050	$40,183	4.81%
Securities	927,491	4,782	2.09%	901,236	4,316	1.90%	1,005,252	3,844	1.55%
Interest-Bearing Deposit in Other Banks	57,478	942	6.65%	62,013	825	5.28%	221,148	95	0.17%
Total Interest-Earning Assets	5,704,875	79,492	5.65%	5,482,892	74,505	5.39%	4,612,450	44,122	3.88%
Allowance for Loan Losses	(41,533)			(35,951)			(29,260)
Noninterest-Earning Assets	459,721			453,031			336,915
Total Assets	$6,123,063	$79,492		$5,899,972	$74,505		$4,920,105	$44,122

Liabilities and Shareholders' Equity

Interest-Bearing Liabilities:
Interest-Bearing Deposits	$3,339,493	$18,928	2.30%	$3,157,513	$13,307	1.67%	$2,882,838	$2,263	0.32%
Subordinated Debt	110,647	1,389	5.09%	110,800	1,363	4.88%	91,354	1,115	4.95%
Subordinated Debt - Trust Preferred Securities	5,000	98	7.95%	5,000	85	6.74%	5,000	42	3.41%
Bank Term Funding Program	34,444	380	4.47%	-	-	0.00%	-	-	0.00%
Advances from Federal Home Loan Bank (FHLB)	517,934	5,842	4.57%	436,233	3,555	3.23%	80,375	223	1.13%
First National Bankers Bank Line of Credit	-	-	0.00%	1,667	30	7.14%	-	-	0.00%
Other Borrowings	20,895	106	2.06%	25,815	105	1.61%	19,666	4	0.08%
Total Interest-Bearing Liabilities	4,028,413	26,743	2.69%	3,737,028	18,445	1.96%	3,079,233	3,647	0.48%

Noninterest-Bearing Liabilities:
Noninterest-Bearing Deposits	$1,473,186			$1,567,507			$1,370,015
Other Liabilities	32,875			37,138			24,854
Total Noninterest-Bearing Liabilities	1,506,061			1,604,645			1,394,869
Shareholders' Equity:
Common Shareholders' Equity	516,659			486,338			446,003
Preferred Equity	71,930			71,961			-
Total Shareholder's Equity	588,589			558,299			446,003
Total Liabilities and Shareholders' Equity	$6,123,063			$5,899,972			$4,920,105

Net Interest Spread			2.96%			3.43%			3.40%
Net Interest Income		$52,749			$56,060			$40,475
Net Interest Margin			3.75%			4.06%			3.56%

Overall Cost of Funds			1.97%	`		1.38%			0.33%

NOTE: Average outstanding balances are determined utilizing monthly averages and average yield/rate is calculated utilizing an Actual/365 day count convention.

Business First Bancshares, Inc.
Non-GAAP Measures
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands, except per share data)	2023	2022	2022

Interest Income:
Interest income	$79,492	$74,505	$44,122
Core interest income	79,492	74,505	44,122
Interest Expense:
Interest expense	26,743	18,445	3,647
Core interest expense	26,743	18,445	3,647
Provision for Credit Losses: (b)
Provision for credit losses	3,222	3,051	1,617
Core provision expense	3,222	3,051	1,617
Other Income:
Other income	8,388	8,278	5,896
Losses on former bank premises and equipment	-	-	717
Losses on sale of securities	1	2	31
Insurance reimbursement of storm expenditures	-	(422)	-
Core other income	8,389	7,858	6,644
Other Expense:
Other expense	38,679	38,346	33,720
Acquisition-related expenses (2)	(103)	(138)	(811)
Occupancy and bank premises - storm repair	-	-	(231)
Core other expense	38,576	38,208	32,678
Pre-Tax Income: (a)
Pre-tax income	19,236	22,941	11,034
Losses on former bank premises and equipment	-	-	717
Losses on sale of securities	1	2	31
Insurance reimbursment of storm expenditures	-	(422)	-
Acquisition-related expenses (2)	103	138	811
Occupancy and bank premises - storm repair	-	-	231
Core pre-tax income	19,340	22,659	12,824
Provision for Income Taxes: (1)
Provision for income taxes	4,211	4,974	2,303
Tax on losses on former bank premises and equipment	-	-	151
Tax on losses on sale of securities	-	-	7
Tax on insurance reimbursement of storm expenditures	-	(89)	-
Tax on acquisition-related expenses (2)	6	29	48
Tax on occupancy and bank premises - storm repair	-	-	49
Core provision for income taxes	4,217	4,914	2,558
Preferred Dividends
Preferred dividends	1,350	1,350	-
Core preferred dividends	1,350	1,350	-
Net Income Available to Common Shareholders:
Net income available to common shareholders	13,675	16,617	8,731
Losses on former bank premises and equipment, net of tax	-	-	566
Losses on sale of securities, net of tax	1	2	24
Insurance reimbursement of storm expenditures, net of tax	-	(333)	-
Acquisition-related expenses (2), net of tax	97	109	763
Occupancy and bank premises - storm repair, net of tax	-	-	182
Core net income available to common shareholders	$13,773	$16,395	$10,266

Pre-tax, pre-provision earnings available to common shareholders (a+b)	$22,458	$25,992	$12,651
Losses on former bank premises and equipment	-	-	717
Loss/(Gain) on sale of securities	1	2	31
Insurance reimbursement of storm expenditures	-	(422)	-
Acquisition-related expenses (2)	103	138	811
Occupancy and bank premises - storm repair	-	-	231
Core pre-tax, pre-provision earnings	$22,562	$25,710	$14,441

Average Diluted Common Shares Outstanding	25,222,308	24,757,143	21,162,482

Diluted Earnings Per Common Share:
Diluted earnings per common share	$0.54	$0.67	$0.41
Losses on former bank premises and equipment, net of tax	-	-	0.03
Loss/(Gain) on sale of securities, net of tax	0.00	0.00	0.00
Insurance reimbursement of storm expenditures, net of tax	-	(0.01)	-
Acquisition-related expenses (2), net of tax	0.01	0.00	0.04
Occupancy and bank premises -storm repair, net of tax	-	-	0.01
Core diluted earnings per common share	$0.55	$0.66	$0.49

Pre-tax, pre-provision profit diluted earnings per common share	$0.89	$1.05	$0.60
Losses on former bank premises and equipment	-	-	0.03
Loss/(Gain) on sale of securities	0.00	0.00	0.00
Insurance reimbursement of storm expenditures	-	(0.02)	-
Acquisition-related expenses (2)	0.00	0.01	0.04
Occupancy and bank premises - storm repair	-	-	0.01
Core pre-tax, pre-provision diluted earnings per common share	$0.89	$1.04	$0.68

(1) Tax rates, exclusive of certain nondeductible merger-related expenses and goodwill, utilized were 21.00% for 2023 and 2022. These rates approximated the marginal tax rates.
(2) Includes merger and conversion-related expenses and salary and employee benefits.

Business First Bancshares, Inc.
Non-GAAP Measures
(Unaudited)

	March 31,	December 31,	March 31,
(Dollars in thousands, except per share data)	2023	2022	2022

Total Shareholders' (Common) Equity:
Total shareholders' equity	$597,690	$580,481	$456,837
Preferred stock	(71,930)	(71,930)	-
Total common shareholders' equity	525,760	508,551	456,837
Goodwill	(88,543)	(88,543)	(89,911)
Core deposit and customer intangible	(13,517)	(14,042)	(15,617)
Total tangible common equity	$423,700	$405,966	$351,309

Total Assets:
Total assets	$6,289,981	$5,990,460	$5,362,235
Goodwill	(88,543)	(88,543)	(89,911)
Core deposit and customer intangible	(13,517)	(14,042)	(15,617)
Total tangible assets	$6,187,921	$5,887,875	$5,256,707

Common shares outstanding	25,319,520	25,110,313	22,564,607

Book value per common share	$20.77	$20.25	$20.25
Tangible book value per common share	$16.73	$16.17	$15.57
Common equity to total assets	8.36%	8.49%	8.52%
Tangible common equity to tangible assets	6.85%	6.89%	6.68%

Business First Bancshares, Inc.
Non-GAAP Measures
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands, except per share data)	2023	2022	2022

Total Quarterly Average Assets	$6,123,063	$5,899,972	$4,920,105
Total Quarterly Average Common Equity	$516,659	$486,338	$446,003

Net Income Available to Common Shareholders:
Net income available to common shareholders	$13,675	$16,617	$8,731
Losses on former bank premises and equipment, net of tax	-	-	566
Losses on sale of securities, net of tax	1	2	24
Insurance reimbursement of storm expenditures, net of tax	-	(333)	-
Acquisition-related expenses, net of tax	97	109	763
Occupancy and bank premises - storm repair, net of tax	-	-	182
Core net income available to common shareholders	$13,773	$16,395	$10,266

Return to common shareholders on average assets (annualized) (2)	0.91%	1.12%	0.72%
Core return on average assets (annualized) (2)	0.91%	1.10%	0.85%
Return to common shareholders on average common equity (annualized) (2)	10.73%	13.56%	7.94%
Core return on average common equity (annualized) (2)	10.81%	13.37%	9.33%

Interest Income:
Interest income	$79,492	$74,505	$44,122
Core interest income	79,492	74,505	44,122
Interest Expense:
Interest expense	26,743	18,445	3,647
Core interest expense	26,743	18,445	3,647
Other Income:
Other income	8,388	8,278	5,896
Losses on former bank premises and equipment	-	-	717
Loss on sale of securities	1	2	31
Insurance reimbursement of storm expenditures	-	(422)	-
Core other income	8,389	7,858	6,644
Other Expense:
Other expense	38,679	38,346	33,720
Acquisition-related expenses	(103)	(138)	(811)
Occupancy and bank premises - storm repair	-	-	(231)
Core other expense	$38,576	$38,208	$32,678

Efficiency Ratio:
Other expense (a)	$38,679	$38,346	$33,720
Core other expense (c)	$38,576	$38,208	$32,678
Net interest and other income (1) (b)	$61,138	$64,340	$46,402
Core net interest and other income (1) (d)	$61,138	$63,918	$47,119
Efficiency ratio (a/b)	63.27%	59.60%	72.67%
Core efficiency ratio (c/d)	63.10%	59.78%	69.35%

Total Average Interest-Earnings Assets	$5,704,875	$5,482,892	$4,612,450

Net Interest Income:
Net interest income	$52,749	$56,060	$40,475
Loan discount accretion	(2,912)	(4,212)	(920)
Net interest income excluding loan discount accretion	$49,837	$51,848	$39,555

Net interest margin (2)	3.75%	4.06%	3.56%
Net interest margin excluding loan discount accretion (2)	3.54%	3.75%	3.48%
Net interest spread (2)	2.96%	3.43%	3.40%
Net interest spread excluding loan discount accretion (2)	2.75%	3.13%	3.32%

(1) Excludes gains/losses on sales of securities.
(2) Calculated utilizing an Actual/365 day count convention.